Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Alarm.com, Incorporated	MicroStrategy GmbH in Liquidation
(Delaware)	(Austria)

MicroStrategy Administration Corporation	MicroStrategy Iberica, S.L.U.
(Delaware)	(Spain)

MicroStrategy Management Corporation	MicroStrategy International Limited
(Delaware)	(Bermuda)

MicroStrategy Services Corporation	MicroStrategy International II Limited
(Delaware)	(Bermuda)

Strategy.com Incorporated	MicroStrategy Italy S.r.l.
(Delaware)	(Italy)

MicroStrategy Australia Pty. Ltd.	MicroStrategy Korea Co., Ltd.
(Australia)	(Korea)

MicroStrategy Benelux B.V.	MicroStrategy Limited
(Netherlands)	(United Kingdom)

MicroStrategy Brasil Ltda.	MicroStrategy Mexico, S. de R.L. de C.V.
(Brazil)	(Mexico)

MicroStrategy Brasil Ltda. Sucursal Argentina	MicroStrategy Schweiz AG in Liquidation
(Argentina)	(Switzerland)

MicroStrategy Canada Incorporated	Nihon MicroStrategy Kabushiki Kaisha
(Canada)	(Japan)

MicroStrategy Deutschland GmbH	Strategy.com International Limited
(Germany)	(Bermuda)

MicroStrategy France SARL
(France)